Exhibit 99.1

EzFill Announces Fourth Quarter and Full Year 2022 Financial Results

— 2022 Revenue Increased 108% year over year to $15.0 Million From $7.2 Million —

— Average Fuel Margin per Gallon Rose 22% to $0.45 Compared to $0.37—

— Over 100 New Fleet Accounts Added in 2022 —

MIAMI, FL, March 16, 2023 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three- and twelve-month period ended December 31, 2022.

4Q22 and FY 2022 Highlights (in US$, except gallons delivered)

	4Q 2022	4Q 2021	Year 2022	Year 2021
Financial Highlights
Revenue	4,858,819	1,997,941	15,044,721	7,233,957
Net loss	(6,290,176)	(3,653,703)	(17,505,765)	(9,383,397)
Adjusted EBITDA*	(2,622,533)	(2,685,180)	(11,409,858)	(5,845,504)
Operating Highlights
Total Gallons Delivered	1,238,923	577,475	3,614,844	2,308,764
Avg. Fuel Margin per Gallon	$0.43	$0.40	$0.45	$0.37

* See end of this press release for reconciliation to US GAAP

Commenting on the quarterly and full year results, Mike McConnell, EzFill’s Chief Executive Officer, stated, “2022 was our first full calendar year as a public company and I’m pleased to be able to say that we accomplished nearly all the key goals we set out to accomplish. We grew revenue more than 100% during the year. We significantly grew our fleet customer count from just 14 a year ago by adding more than 100 new accounts in 2022, which dramatically reduced the prior concentration of revenue in a single customer. Some of these new accounts have multiple locations. We have continued to grow our fleet business in 2023 and as previously announced, we added 19 new fleets in January and February. We significantly increased our average margin per gallon in 2022 despite a volatile year for gas prices and a competitive business environment. The number of trucks in our fleet grew during 2022 from 12 to 40. Finally, we acquired the mobile fueling business of Palmdale Oil during 2022 that has been fully integrated and the relationship with Palmdale has facilitated our expansion throughout Florida.”

“During 2022, we expanded beyond our Miami base into West Palm Beach, Orlando, Tampa and Jacksonville. We launched the innovative EzFill Pay program to enable the use of popup gas stations and we are launching in selected Miami zip codes our EzFill NOW program, where customers can now opt for guaranteed fuel delivery within either a 30 minute or 60 minute time frame. We were recognized by the Governor’s office for our efforts during the Hurricane Ian recovery period. More recently, we signed an agreement with South Florida Motorsports to provide mobile fuel services for the 2023 Formula 1 Miami Grand Prix.”

Net results for the quarter and the year were largely affected by impairment charges related to goodwill and other intangible assets. The largest portion of the impairment related to the license of a technology that is not being used and as such is not expected to generate future revenue. Other impairments related primarily to goodwill and other intangibles as a result of the significant decline in the Company’s stock price and market capitalization.

“As we look forward,” McConnell continued, “We hope to continue the strong growth in fleet customers. We are also planning to create more innovative programs to grow our residential business. We significantly reduced our operating costs in the fourth quarter, and since then we have been focused on improving gross profit with a combination of pricing and fees as well as driver and fuel purchasing cost efficiencies. We will be opportunistic about adding trucks if needed, and with focused marketing efforts and IT support, we plan to efficiently expand the growth of each of our verticals: fleet, consumer and specialty, including marine.”

Fourth Quarter 2022 Operational Highlights

●	During the fourth quarter of 2022, the Company reported revenue of $4.9 million, up from $2.0 million in the same period last year, an increase of 143% due to higher average fuel prices per gallon and increased gallons delivered. Total gallons delivered in the fourth quarter of 2022 were 1.24 million, an increase of 115% from the prior year period.

●	Operating expenses were $2.8 million in the fourth quarter of 2022, as compared to $3.4 million in the prior year period, a net decrease of $0.6 million or 17% and reflects the cost efficiencies realized in the fourth quarter. Operating expenses were also down sequentially compared to the third quarter total $3.5 million.

●	Depreciation and amortization of $0.5 million in the fourth quarter of 2022 was 74% higher than the same period of the prior year and reflects the increase in the truck fleet size and the licensing of technology.

●	Impairment charges as noted above included goodwill and other intangibles as well as fixed assets.

●	Interest expense was higher in the fourth quarter year over year due to borrowings on the line of credit.

●	The net loss in the fourth quarter was ($6.3) million, compared to $(3.7) million in the same period of the prior year.

●	Adjusted EBITDA loss in the fourth quarter 2022 was $(2.6) million as compared to Adjusted EBITDA loss of $(2.7) million in the fourth quarter of 2021. The adjusted EBITDA loss for Q4 approximates the cash used in operations during the quarter. The improvement in the fourth quarter of 2022 reflects the reductions in operating expenses realized during the quarter.

2022 Fiscal Year Financial Results

●	For the twelve-month period ended December 31, 2022, revenue increased to $15.0 million from $7.2 million in 2021, a 108% increase. The increase was due to an increase of 57% in total gallons delivered as well as an increase in the average price per gallon.

●	Operating expenses were $12.7 million for 2022, as compared to $8.1 million in 2021, representing a 56% increase. The increases were mainly in payroll, sales and marketing, insurance, technology, and public company expenses.

●	Depreciation and amortization for the full year of $1.8 million was up from $0.9 million in the same period of the prior year with the increase mainly due to purchases of delivery vehicles.

●	Interest expense decreased in 2022 due to repayment of pre-IPO debt.

●	The net loss for 2022 was $(17.5) million, compared to $(9.3) million in the same period of the prior year.

●	Adjusted EBITDA loss for 2022 was $(11.4) million as compared to Adjusted EBITDA loss of $(5.8) million in 2021. The increase in Adjusted EBITDA loss reflects significant spending on infrastructure in the current year to grow the business.

Balance Sheet

At December 31, 2022, the Company had a cash position of $4.2 million, compared with $16.9 million at year end 2021. The Company had outstanding borrowings under its credit line of $1.0 million.

Earnings Conference Call Information

Date:	Thursday, March 16, 2023
Time:	4:30 p.m. ET
Call:	1-877-545-0320 (US Toll Free)
1-973-582-0002 (International)
Access Code:	157487
Webcast:	A live webcast will be available and can be accessed from the Investors’ section of the Company’s website at www.ezfl.com or by clicking here.

All interested parties are invited to participate. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

For those unable to join the live webcast, a replay will be available until 11:59 p.m. ET on Thursday, March 30, 2023, at 1-877-481-4010 (US) or 1-919-882-2331, replay pin number 47851. Additionally, to access the archived webcast, please visit the Investors section of the Company’s website or click here.

About EzFill

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry. As the only company to provide fuel delivery in three vertical segments - consumer, commercial, and specialty including marine, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

John C. McNamara

TraDigital IR

john@tradigitalir.com

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021 (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(6,290,176)	$(3,653,703)	$(17,505,765)	$(9,383,397)
Interest expense, net	13,802	821	19,486	768,985
Depreciation and amortization	492,514	283,172	1,769,622	872,834
Impairment charges	2,894,516	-	2,894,516	-
Stock compensation	266,811	684,531	1,412,283	1,896,074
Adjusted EBITDA	$(2,622,533)	$(2,685,180)	$(11,409,858)	$(5,845,504)

EzFill Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUES
Revenues	$4,858,818	$1,997,941	$15,044,721	$7,233,957
TOTAL REVENUES	4,858,818	1,997,941	15,044,721	7,233,957

COSTS & EXPENSES
Cost of Sales	4,930,057	1,969,644	15,218,234	7,027,274
Operating expenses	2,818,106	3,398,007	12,648,629	8,102,934
Depreciation and amortization	492,514	283,172	1,769,621	872,834
Impairment of goodwill and intangible assets	2,636,402	-	2,636,402	-
Impairment of fixed assets	258,114	-	258,114	-
TOTAL COSTS AND EXPENSES	11,135,193	5,650,823	32,531,000	16,003,042

OPERATING LOSS	(6,276,375)	(3,652,882)	(17,486,279)	(8,769,085)

OTHER INCOME AND EXPENSES
Interest and other income	25,621	6,899	84,603	161,572
Interest expense	(39,422)	(7,720)	(104,089)	(775,884)

LOSS BEFORE INCOME TAXES	(6,290,176)	(3,653,703)	(17,505,765)	(9,383,397)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(6,290,176)	$(3,653,703)	$(17,505,765)	$(9,383,397)

NET LOSS PER SHARE
Basic and diluted	$(0.24)	$(0.14)	$(0.66)	$(0.46)
Basic and diluted weighted average number of common shares outstanding	26,494,736	26,115,941	26,411,874	20,199,444

EzFill Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2022	December 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$2,066,793	$13,561,266
Investment in debt securities	2,120,082	3,362,880
Accounts receivable, net of allowance for doubtful accounts of $0 and $5,665, respectively	766,692	100,194
Prepaid expenses and other	329,351	186,349
Inventory	151,248	46,343
Total Current Assets	5,434,166	17,257,032

Fixed assets, net of accumulated depreciation of $1,134,680 and $284,216, respectively	4,589,159	2,286,320
Goodwill and other indefinite lived intangibles	-	129,983
Other intangible assets, net of accumulated amortization of $0 and $1,205,379, respectively	-	3,207,327
Operating lease right of use asset	521,782	-
Other assets	52,737	43,456
Total Assets	$10,597,844	$22,924,118

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable and accrued liabilities	$1,256,479	$579,365
Loans payable	811,516	178,871
Borrowings under revolving line of credit	1,000,000	-
Operating lease liabilities	230,014	-
Total Current Liabilities	3,298,009	758,236

Loans payable - net of current portion	1,198,380	297,436
Operating lease liabilities, net of current portion	316,008	-
Total Liabilities	4,812,397	1,055,672

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $.0001 and $.0001 par value; 50,000,000 and 50,000,000 shares authorized; -0- and -0- shares issued and outstanding	-	-
Common stock, $.0001 and $.0001 par value; 500,000,000 and 500,000,000 shares authorized; 26,685,392 and 26,243,474 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	2,669	2,624
Additional paid in capital	40,672,529	39,210,291
Accumulated deficit	(34,845,161)	(17,339,396)
Accumulated other comprehensive loss	(44,590)	(5,073)
Total Stockholders’ Equity (Deficit)	5,785,447	21,868,446
Total Liabilities and Stockholders’ Equity (Deficit)	$10,597,844	$22,924,118